PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
January 29, 2024	(804) 217-5897

DYNEX CAPITAL, INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2023 RESULTS

GLEN ALLEN, Va. -- Dynex Capital, Inc. ("Dynex" or the "Company") (NYSE: DX) reported its fourth quarter and full year 2023 financial results today. Management will host a call today at 10:00 a.m. Eastern Time to discuss the results and business outlook. Details to access the call can be found below under "Earnings Conference Call."
Financial Performance Summary
•Total economic return of $1.45 per common share, or 11.8% of beginning book value, for the fourth quarter of 2023, and $0.14 per common share, or 1.0% of beginning book value, for the full year 2023
•Book value per common share of $13.31 as of December 31, 2023
•Comprehensive income of $1.44 per common share and net income of $0.39 per common share for the fourth quarter of 2023; comprehensive income of $0.16 per common share and net loss of $(0.25) per common share for the full year 2023
•REIT taxable income is estimated to include a benefit of $23.7 million, or $0.42 per average common share, from amortization of deferred tax hedge gains for the fourth quarter of 2023 and $80.5 million, or $1.47 per average common share, for the full year
•Dividends declared of $0.39 per common share for the fourth quarter of 2023 and $1.56 per common share for the full year
•Raised equity capital of $5.9 million during the fourth quarter through at-the-market ("ATM") common stock issuances, bringing total capital raised for 2023 to $42.6 million, net of $0.5 million issuance costs. For the year, capital was raised at a premium to book value.
•Average balance of interest-earning assets for 2023 increased 50% compared to the prior year
•Leverage including to-be-announced ("TBA") securities at cost was 7.8 times shareholders' equity as of December 31, 2023

Management Remarks

"Our shareholders earned a total return of 12% for 2023. We actively managed our mortgage-backed investment portfolio through a historically volatile period. Our strong financial results and returns are a testament to our disciplined investment approach and the expertise of our team." said Byron L. Boston, Chairman and CEO of

Dynex Capital, Inc. "I am confident we are well-positioned to navigate these dynamic market conditions while honoring our ethics-based approach and delivering compelling shareholder returns over the long term."

Earnings Conference Call
As previously announced, the Company's conference call to discuss these results is today at 10:00 a.m. Eastern Time and may be accessed via telephone in the United States by dialing 1-888-330-2022 and providing the ID 1957092 or by live audio webcast by clicking the "Webcast" button in the “Current Events” section on the homepage of the Company's website (www.dynexcapital.com), which includes a slide presentation. To listen to the live conference call via telephone, please dial in at least ten minutes before the call begins. An archive of the webcast will be available on the Company's website approximately two hours after the live call ends.

Consolidated Balance Sheets
($s in thousands except per share data)	December 31, 2023	September 30, 2023	December 31, 2022
ASSETS	(unaudited)	(unaudited)
Cash and cash equivalents	$119,639	$271,168	$332,035
Cash collateral posted to counterparties	118,225	145,268	117,842
Mortgage-backed securities (including pledged of $5,880,747, $5,279,554, and $2,810,957, respectively)	6,038,948	5,583,758	3,112,705
Due from counterparties	1,313	—	10,348
Derivative assets	54,361	4,594	7,102
Accrued interest receivable	28,727	26,756	15,260
Other assets, net	8,537	9,238	9,942
Total assets	$6,369,750	$6,040,782	$3,605,234

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	$5,381,104	$5,002,230	$2,644,405
Due to counterparties	95	152,955	4,159
Derivative liabilities	—	22,029	22,595
Cash collateral posted by counterparties	46,001	—	435
Accrued interest payable	53,194	43,168	16,450
Accrued dividends payable	10,320	9,972	9,103
Other liabilities	8,301	6,082	6,759
Total liabilities	5,499,015	5,236,436	2,703,906

Shareholders’ equity:
Preferred stock	$107,843	$107,843	$107,843
Common stock	570	566	536
Additional paid-in capital	1,404,431	1,397,268	1,357,514
Accumulated other comprehensive loss	(158,502)	(217,770)	(181,346)
Accumulated deficit	(483,607)	(483,561)	(383,219)
Total shareholders' equity	870,735	804,346	901,328

Total liabilities and shareholders’ equity	$6,369,750	$6,040,782	$3,605,234

Preferred stock aggregate liquidation preference	$111,500	$111,500	$111,500
Book value per common share	$13.31	$12.25	$14.73
Common shares outstanding	57,038,247	56,555,574	53,637,095

Consolidated Comprehensive Statements of Income (Loss) (unaudited)			Year Ended
	Three Months Ended
($s in thousands except per share data)	December 31, 2023	September 30, 2023	December 31, 2023
INTEREST INCOME (EXPENSE)
Interest income	$71,188	$63,271	$207,517
Interest expense	(73,465)	(65,533)	(215,448)
Net interest expense	(2,277)	(2,262)	(7,931)

OTHER GAINS (LOSSES)
Realized loss on sales of investments, net	—	—	(74,916)
Unrealized gain (loss) on investments, net	263,992	(179,100)	142,501
(Loss) gain on derivative instruments, net	(228,603)	146,953	(32,905)
Total other gains (losses), net	35,389	(32,147)	34,680

EXPENSES
General and administrative expenses	(8,318)	(7,841)	(30,728)
Other operating expense, net	(490)	(801)	(2,151)
Total operating expenses	(8,808)	(8,642)	(32,879)

Net income (loss)	24,304	(43,051)	(6,130)
Preferred stock dividends	(1,923)	(1,923)	(7,694)
Net income (loss) to common shareholders	$22,381	$(44,974)	$(13,824)

Other comprehensive income:
Unrealized gain (loss) on available-for-sale investments, net	59,267	(41,774)	22,844
Total other comprehensive income (loss)	59,267	(41,774)	22,844
Comprehensive income (loss) to common shareholders	$81,648	$(86,748)	$9,020

Net income (loss) per common share-basic	$0.39	$(0.82)	$(0.25)
Net income (loss) per common share-diluted	$0.39	$(0.82)	$(0.25)
Weighted average common shares-basic	56,691	54,557	54,809
Weighted average common shares-diluted	57,304	54,557	54,809
Dividends declared per common share	$0.39	$0.39	$1.56

Discussion of Fourth Quarter Results
The Company's total economic return of $1.45 per common share for the fourth quarter of 2023 consisted of an increase in book value of $1.06 per common share and dividends declared of $0.39 per common share. The Company's investment portfolio benefited from spread tightening across all of its Agency MBS. The increase in book value was primarily the result of higher prices on Agency MBS relative to U.S. Treasury futures, which resulted in net gains of $381.6 million on the Company's investment portfolio outpacing net losses of $(287.0) million on its interest rate hedges.
The following table summarizes the changes in the Company's financial position during the fourth quarter of 2023:

($s in thousands except per share data)	Net Changes in Fair Value	Components of Comprehensive Income	Common Book Value Rollforward	Per Common Share (1)
Balance as of September 30, 2023 (1)			$692,846	$12.25
Net interest expense		$(2,277)
Operating expenses		(8,808)
Preferred stock dividends		(1,923)
Changes in fair value:
MBS and loans	$323,259
TBAs	58,366
U.S. Treasury futures	(287,503)
Options on U.S. Treasury futures	534
Total net change in fair value		94,656
Comprehensive income to common shareholders			81,648	1.44
Capital transactions:
Net proceeds from stock issuance (2)			7,168	0.01
Common dividends declared			(22,427)	(0.39)
Balance as of December 31, 2023 (1)			$759,235	$13.31
(1)Amounts represent total shareholders' equity less the aggregate liquidation preference of the Company's preferred stock of $111,500.
(2)Net proceeds from common stock issuances includes $5.9 million from at-the-market ("ATM") issuances and $1.2 million from amortization of share-based compensation.

The following table provides detail on the Company's MBS investments, including TBA securities as of December 31, 2023:

	December 31, 2023			September 30, 2023
($ in millions)	Par Value	Fair Value	% of Portfolio	Par Value	Fair Value	% of Portfolio
30-year fixed rate RMBS:
2.0% coupon	$708,528	$586,361	7.9%	$721,068	$555,260	7.8%
2.5% coupon	608,580	525,018	7.1%	619,348	498,213	7.0%
4.0% coupon	354,382	339,212	4.6%	361,219	325,009	4.5%
4.5% coupon	1,383,019	1,348,108	18.2%	1,356,558	1,252,437	17.5%
5.0% coupon	2,070,473	2,057,309	27.7%	1,883,657	1,782,628	24.9%
5.5% coupon	897,520	907,524	12.2%	911,842	884,725	12.4%
TBA 4.0%	262,000	248,040	3.3%	262,000	233,446	3.3%
TBA 4.5%	223,000	216,415	2.9%	273,000	250,797	3.5%
TBA 5.0%	518,000	512,982	6.9%	735,000	693,939	9.7%
TBA 5.5%	200,000	201,047	2.7%	200,000	193,359	2.7%
TBA 6.0%	200,000	203,219	2.7%	200,000	197,469	2.8%
Total Agency RMBS	$7,425,502	$7,145,235	96.2%	$7,523,692	$6,867,282	96.0%

Agency CMBS	$121,293	$115,595	1.6%	$121,617	$112,396	1.6%
Agency CMBS IO	(1)	133,302	1.8%	(1)	139,781	1.9%
Non-Agency CMBS IO	(1)	26,416	0.4%	(1)	33,206	0.5%
Non-Agency RMBS	150	103	—%	159	103	—%
Total	$7,546,945	$7,420,651	100.0%	$7,645,468	$7,152,768	100.0%
(1)CMBS IO do not have underlying par values.

As of December 31, 2023, over 96% of the Company's investments were comprised of Agency RMBS, including TBA securities and less than 4% were Agency CMBS, Agency CMBS IO, and non-Agency CMBS IO. During the fourth quarter of 2023, the Company purchased $245.7 million of higher coupon Agency RMBS and reduced its holdings of TBA securities by 16%.
The following table provides detail on the Company's repurchase agreement borrowings outstanding as of the dates indicated:

	December 31, 2023			September 30, 2023
Remaining Term to Maturity	Balance	Weighted Average Rate	WAVG Original Term to Maturity	Balance	Weighted Average Rate	WAVG Original Term to Maturity
($s in thousands)
Less than 30 days	$2,855,917	5.61%	92	$2,096,037	5.46%	77
30 to 90 days	2,525,187	5.58%	86	2,374,991	5.44%	102
91 to 180 days	—	—%	—	531,202	5.64%	113
Total	$5,381,104	5.59%	89	$5,002,230	5.47%	93

The following table provides information about the performance of the Company's MBS (including TBA securities) and repurchase agreement financing for the fourth quarter of 2023 compared to the prior quarter:

	Three Months Ended
	December 31, 2023			September 30, 2023
($s in thousands)	Interest Income/Expense	Average Balance (1)(2)	Effective Yield/ Cost of Funds (3)(4)	Interest Income/Expense	Average Balance (1)(2)	Effective Yield/ Cost of Funds (3)(4)
Agency RMBS	$63,816	$5,917,053	4.31%	$55,654	$5,393,642	4.13%
Agency CMBS	923	121,939	2.97%	946	122,315	3.03%
CMBS IO(5)	2,625	175,518	5.36%	2,258	192,797	4.66%
Non-Agency MBS and other	27	2,064	4.99%	29	2,272	4.91%
	67,391	6,216,574	4.32%	58,887	5,711,026	4.12%
Cash equivalents	3,797			4,384
Total interest income	$71,188			$63,271

Repurchase agreement financing	(73,465)	5,168,821	(5.56)%	(65,533)	4,773,435	(5.37)%
Net interest expense/net interest spread	$(2,277)		(1.24)%	$(2,262)		(1.25)%
(1)Average balance for assets is calculated as a simple average of the daily amortized cost and excludes securities pending settlement if applicable.
(2)Average balance for liabilities is calculated as a simple average of the daily borrowings outstanding during the period.
(3)Effective yield is calculated by dividing interest income by the average balance of asset type outstanding during the reporting period. Unscheduled adjustments to premium/discount amortization/accretion, such as for prepayment compensation, are not annualized in this calculation.
(4)Cost of funds is calculated by dividing annualized interest expense by the total average balance of borrowings outstanding during the period with an assumption of 360 days in a year.
(5)CMBS IO ("Interest only") includes Agency and non-Agency issued securities.

Hedging Portfolio
The Company uses derivative instruments to hedge exposure to interest rate risk arising from its investment and financing portfolio, and some of these derivatives are designated as hedges for tax purposes. As of December 31, 2023, the Company held short positions in 10-year U.S. Treasury futures with a notional amount of $4.2 billion and short positions in 30-year U.S. Treasury futures with a notional amount of $0.7 billion.
Comprehensive income included realized gains of $40.4 million from interest rate hedges for the fourth quarter of 2023 and $237.7 million for the year ended December 31, 2023. Realized gains and losses on interest rate hedges are recognized in GAAP net income in the same reporting period in which the derivative instrument matures or is terminated by the Company, but are not included in the Company's earnings available for distribution ("EAD"), a non-GAAP measure, during any reporting period. On a tax basis, realized gains and losses on derivative instruments designated as hedges for tax purposes are amortized into the Company's REIT taxable income over the original periods hedged by those derivatives. The benefit expected to be recognized in taxable income is estimated to be $23.7 million, or $0.42 per average common share outstanding, for the fourth quarter of 2023 and $80.5 million, or $1.47 per average common share outstanding, for the year ended December 31, 2023. The Company's remaining estimated net deferred tax hedge gains from its interest rate hedging portfolio was $861.8 million as of December 31, 2023. These hedge gains will be part of the Company's future distribution requirements along with net interest income and other ordinary gains and losses in future periods.
The table below provides the projected amortization of the Company's net deferred tax hedge gains that may be recognized as taxable income over the periods indicated given conditions known as of December 31, 2023; however, uncertainty inherent in the forward interest rate curve makes future realized gains and losses difficult to estimate, and as such, these projections are subject to change for any given period.

Projected Period of Recognition for Remaining Hedge Gains, Net	December 31, 2023
($ in thousands)
First quarter 2024	$25,717
Second quarter 2024	25,657
Third quarter 2024	25,731
Fourth quarter 2024	25,828
Fiscal year 2025	104,115
Fiscal year 2026 and thereafter	654,776
$861,824

Non-GAAP Financial Measures
In evaluating the Company’s financial and operating performance, management considers book value per common share, total economic return to common shareholders, and other operating results presented in accordance with GAAP as well as certain non-GAAP financial measures, which include the following: EAD to common shareholders, adjusted net interest income and the related metric adjusted net interest spread. Management believes these non-GAAP financial measures may be useful to investors because they are viewed by management as a measure of the investment portfolio’s return based on the effective yield of its investments, net of financing costs and, with respect to EAD, net of other normal recurring operating income and expenses. Drop income generated by TBA dollar roll positions, which is included in "gain (loss) on derivatives instruments, net" on the Company's consolidated statements of comprehensive income, is included in these non-GAAP financial measures because management views drop income as the economic equivalent of net interest income (interest income less implied financing cost) on the underlying Agency security from trade date to settlement date.
However, these non-GAAP financial measures are not a substitute for GAAP earnings and may not be comparable to similarly titled measures of other REITs because they may not be calculated in the same manner. Furthermore, though EAD is one of several factors management considers in determining the appropriate level of distributions to common shareholders, it should not be utilized in isolation, and it is not an accurate indication of the

Company’s REIT taxable income nor its distribution requirements in accordance with the Internal Revenue Code of 1986, as amended.
Reconciliations of the non-GAAP financial measures used in this earnings release to the most directly comparable GAAP financial measures are presented below.

	Three Months Ended
($s in thousands except per share data)	December 31, 2023	September 30, 2023
Comprehensive income (loss) to common shareholders	$81,648	$(86,748)
Less:
Change in fair value of investments, net (1)	(323,259)	220,874
Change in fair value of derivative instruments, net (2)	227,759	(149,512)
EAD to common shareholders	$(13,852)	$(15,386)

Weighted average common shares	56,691	54,557
EAD per common share	$(0.24)	$(0.28)

Net interest expense	$(2,277)	$(2,262)
TBA drop loss (3)	(844)	(2,559)
Adjusted net interest expense	$(3,121)	$(4,821)
Operating expenses	(8,808)	(8,642)
Preferred stock dividends	(1,923)	(1,923)
EAD to common shareholders	$(13,852)	$(15,386)

Net interest spread	(1.24)%	(1.25)%
Impact from TBA dollar roll transactions (4)	0.18%	0.16%
Adjusted net interest spread	(1.06)%	(1.09)%
(1)Amount includes realized and unrealized gains and losses from the Company's MBS.
(2)Amount includes unrealized gains and losses from changes in fair value of derivatives (including TBAs accounted for as derivative instruments) and realized gains and losses on terminated derivatives and excludes TBA drop income.
(3)TBA drop income/loss is calculated by multiplying the notional amount of the TBA dollar roll positions by the difference in price between two TBA securities with the same terms but different settlement dates.
(4)The Company estimates TBA implied net interest spread to be (0.23)% and (0.56)% for the three months ended December 31, 2023 and September 30, 2023, respectively.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” "may," "could," "will," "continue" and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Forward-looking statements in this release, including statements made in Mr. Boston's quotes, may include, without limitation, statements regarding the Company's financial performance in future periods, future interest rates, future market credit spreads, management's views on expected characteristics of future investment and macroeconomic environments, central bank strategies, prepayment rates and investment risks, future investment strategies, future leverage levels and financing strategies, the use of specific financing and hedging instruments and the future impacts of these strategies, future actions by the Federal Reserve, and the expected performance of the Company's investments. The Company's actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, ability to find suitable investment opportunities; changes in domestic economic conditions; geopolitical events, such as terrorism, war or other military conflict, including increased uncertainty regarding the war between Russia and the Ukraine and the related impact on macroeconomic conditions as a result of such conflict; changes in interest rates and credit spreads, including the repricing of interest-earning assets and interest-bearing liabilities; the Company’s investment portfolio performance, particularly as it relates to cash flow, prepayment rates and credit performance; the impact on markets and asset prices from changes in the Federal Reserve’s policies regarding purchases of Agency RMBS, Agency CMBS, and U.S. Treasuries; actual or anticipated changes in Federal Reserve monetary policy or the monetary policy of other central banks; adverse reactions in U.S. financial markets related to actions of foreign central banks or the economic performance of foreign economies including in particular China, Japan, the European Union, and the United Kingdom; uncertainty concerning the long-term fiscal health and stability of the United States; the cost and availability of financing, including the future availability of financing due to changes to regulation of, and capital requirements imposed upon, financial institutions; the cost and availability of new equity capital; changes in the Company’s use of leverage; changes to the Company’s investment strategy, operating policies, dividend policy or asset allocations; the quality of performance of third-party servicer providers, including the Company's sole third-party service provider for our critical operations and trade functions; the loss or unavailability of the Company’s third-party service provider’s service and technology that supports critical functions of the Company’s business related to the Company’s trading and borrowing activities due to outages, interruptions, or other failures; the level of defaults by borrowers on loans underlying MBS; changes in the Company’s industry; increased competition; changes in government regulations affecting the Company’s business; changes or volatility in the repurchase agreement financing markets and other credit markets; changes to the market for interest rate swaps and other derivative instruments, including changes to margin requirements on derivative instruments; uncertainty regarding continued government support of the U.S. financial system and U.S. housing and real estate markets, or to reform the U.S. housing finance system including the resolution of the conservatorship of Fannie Mae and Freddie Mac; the composition of the Board of Governors of the Federal Reserve; the political environment in the U.S.; systems failures or cybersecurity incidents; and exposure to current and future claims and litigation. For additional information on risk factors that could affect the Company's forward-looking statements, see the Company's Annual Report on Form 10-K for the year ended December 31, 2022, and other reports filed with and furnished to the Securities and Exchange Commission.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its filings with the Securities and Exchange Commission and other public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

Company Description
Dynex Capital, Inc. is a financial services company committed to ethical stewardship of stakeholders' capital, employing comprehensive risk management and disciplined capital allocation to generate dividend income and long-term total returns through the diversified financing of real estate assets in the United States. Dynex operates as a REIT and is internally managed to maximize stakeholder alignment. Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

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